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                                                                    Exhibit 10.1

NEWS FOR IMMEDIATE RELEASE

November 25, 1997

               GOTHIC ENERGY CORPORATION ACQUIRES RESERVES FROM
                           AMOCO PRODUCTION COMPANY

Tulsa, Oklahoma based GOTHIC ENERGY CORPORATION [NASDAQ:GOTH] (the "Company"), announced today that it has executed a definitive Purchase and Sale Agreement with AMOCO PRODUCTION COMPANY ("Amoco"), a subsidiary of Amoco Corporation [NYSE:AN], to purchase producing natural gas properties, located in the Anadarko and Arkoma Basins of Oklahoma, for $237.5 million in cash and a warrant to purchase 1.5 million shares of Gothic common stock for $3.00 per share. The purchase is expected to close on December 15, 1997 and will be effective as of December 1, 1997.

Gothic will acquire interests in 705 gross wells and will assume operations of 296 of the properties. The Company estimates total proved reserves attributable to the acquisition are 230 billion cubic feet of natural gas equivalent, of which approximately 72% are producing. Current net daily production is approximately 63 million cubic feet of natural gas equivalent. Additionally, the Company has identified substantial probable reserves associated with the assets being acquired. Gothic anticipates hiring certain Amoco personnel from their Watonga, Oklahoma operations facility.

As a part of the transaction, Gothic will receive Amoco's advanced well operating technology that can be applied to the Company's existing properties which will allow Gothic to reduce operating costs and create additional operating efficiencies on existing producing wells. In addition, Gothic will receive significant 2D and 3D seismic data and geological information relating to the acquired assets.

Michael Paulk, President and Chief Executive Officer of Gothic said, "the acquisition of Amoco's Oklahoma properties is consistent with our stated objectives to acquire long life, quality reserves with significant upside within the Company's strategic geographic operating areas."
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The acquisition will be financed through a new credit facility with Bank One,
Texas, NA. as agent. The Company intends to use proceeds from the sale of an equity offering in early 1998 to retire a significant portion of its bank debt and provide liquidity for development drilling.

Gothic Energy Corporation is an oil and gas acquisition, exploitation, development and production company headquartered in Tulsa, Oklahoma. Additional information may be obtained by contacting Michael Paulk, or John Rainwater, Vice President, at company headquarters, 5727 South Lewis Avenue, Suite 700, Tulsa, Oklahoma, 74105, telephone (918)749-5666, facsimile (918) 749-5882.